EXHIBIT 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing on their behalf of a single Schedule 13D and any amendments thereto, with respect to the shares of Common Stock, par value $0.001 per share, of Intermolecular, Inc. and further agrees that this Joint Filing Agreement be filed with the Securities and Exchange Commission as an exhibit to such filing; provided, however, that no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate (as provided in Rule 13d-1(k)(1)(ii)). This Joint Filing Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the persons named below have executed this Joint Filing Agreement as of the date set forth below.

Dated: May 13, 2019	EMD GROUP HOLDING II, INC.

	By:	/s/ Luiz Vieira
	Name:	Luiz Vieira
	Title:	President

MERCK 15. ALLGEMEINE BETEILIGUNGS-GMBH

	By:	/s/ Dr. Stefan Fandel
	Name:	Dr. Stefan Fandel
	Title:	Holder of Procuration

	By:	/s/ Sonja Hilge
	Name:	Sonja Hilge
	Title:	Holder of Procuration

MERCK FINANCIAL TRADING GMBH

	By:	/s/ Dr. Jens Klatyk
	Name:	Dr. Jens Klatyk
	Title:	Managing Director

	By:	/s/ Rando Bruns
	Name:	Rando Bruns
	Title:	Holder of Procuration

MERCK KGaA

By:	/s/ Dr. Friederike Rotsch
Name:	Dr. Friederike Rotsch
Title:	Group General Counsel

By:	/s/ Roman Werth
Name:	Roman Werth
Title:	Head of Mergers & Acquisitions

E. MERCK KG

By:	/s/ Dr. Frank Stangenberg-Haverkamp
Name:	Dr. Frank Stangenberg-Haverkamp
Title:	Chairman of the Executive Board

By:	/s/ Johannes Baillou
Name:	Johannes Baillou
Title:	Deputy Chairman of the Executive Board